SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

BRANTLEY CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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FOR IMMEDIATE RELEASE

BRANTLEY CAPITAL CORPORATION MAILS PROXY STATEMENT TO STOCKHOLDERS;
URGES STOCKHOLDERS TO VOTE FOR DIRECTOR NOMINEES

CLEVELAND, July 31, 2002 – Brantley Capital Corporation (Nasdaq: BBDC) today announced that it has commenced mailing its definitive proxy statement to stockholders. At the Company’s September 17, 2002 Annual Meeting of Stockholders, stockholders of record as of June 28, 2002 will be asked to elect two Directors and ratify the election of KPMG LLP as the Company’s independent public accountants.

The Board of Directors of Brantley Capital recommends all stockholders vote FOR the Board’s director nominees on the WHITE proxy card today. Brantley Capital’s Board of Directors strongly believes that its two director nominees, James P. Oliver and Benjamin F. Bryan, are highly qualified to execute the Company’s strategy and business plan. Messrs. Oliver and Bryan have considerable experience with Brantley Capital and are fully committed to actively assisting Brantley Capital to ensure the Company’s long-term success.

Robert P. Pinkas, Chairman and Chief Executive Officer of Brantley Capital Corporation, said, “Brantley’s Board and its director nominees are fully committed to helping Brantley execute its strategy to expand our mezzanine investment portfolio. This strategy is based on what we believe to be a realistic and market-tested formula for enhancing value to the stockholders of business development companies. Mezzanine investments typically generate cash dividends providing investors with a current return on their investment. Furthermore, because BDCs with a mezzanine emphasis historically trade at a premium to net asset value, we would expect Brantley’s expanded mezzanine focus to reduce the current discount between Brantley’s NAV and stock price. Our mezzanine strategy reflects eighteen months of thorough analysis and we believe that its implementation is in the best interests of all stockholders.”

Pinkas added, “We believe dissident stockholder Phil Goldstein’s plans for Brantley reflect a limited understanding of our company and our industry. He has provided no basis for his assumptions on value creation. We strongly encourage our stockholders not to support Mr. Goldstein’s nominees for Brantley’s Board of Directors.”

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Brantley Capital also sent the following letter to stockholders:

July 30, 2002

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the ''Annual Meeting’’) of Brantley Capital Corporation (the ''Company’’) to be held on September 17, 2002 at 10:00 AM Eastern Daylight Time, at the Residence Inn, 3628 Park East Drive, Beachwood, Ohio 44122.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the meeting, we will also report on the operations of the Company, and directors and officers will be present to respond to any questions you may have.

CAUTION

A dissident stockholder and director of the Company, Phillip Goldstein, has announced his intention to commence a proxy contest in opposition to your board of directors. Mr. Goldstein will be seeking your support to, among other things, elect two other dissidents in place of the two highly qualified and experienced nominees proposed for election by your board and to liquidate the Company. We urge you to reject Mr. Goldstein’s solicitation – do not sign any proxy card he may send you. Please be assured that your board of directors will continue to act in the best interest of all stockholders.

The board of directors, except for Mr. Goldstein, believes that the proposals to be made by Mr. Goldstein are not in the best interests of the stockholders. Those proposals and the reasons the Company believes the proposals are not in stockholders’ best interests are set forth in the enclosed Proxy Statement. The Proxy Statement also outlines the business plan adopted by the Company aimed at reducing the discount between the Company’s net asset value and stock price.

Your board of directors is committed to serving the best interests of the Company and all stockholders. We believe Mr. Goldstein’s proposed actions are unnecessary, disruptive and may impede our efforts to enhance the value of the investment of all of our stockholders. Accordingly, we urge you not to sign any proxy card Phillip Goldstein may send you and strongly recommend that you vote “FOR” our director nominees and “AGAINST” his proposals on the WHITE proxy card provided herein.

Your vote is important regardless of the number of shares you own. We urge you to sign, date and mail the enclosed WHITE proxy card as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

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On behalf of your board of directors, thank you for your continued interest and support.

Sincerely,

Robert P. Pinkas
Chairman of the Board and Chief Executive Officer

FORWARD-LOOKING STATEMENTS
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.

About Brantley Capital Corporation
Brantley Capital Corporation is a publicly traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies. For further information, please visit the Company’s website at http://www.BrantleyCapital.com.

CONTACT:
	Brantley Capital Corporation	Joele Frank, Wilkinson Brimmer Katcher
	Tab Keplinger	Matthew Sherman
	216-464-8400	212-355-4449

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